Exhibit (h.34)

FORM OF AMENDMENT TO SUBLICENSE AGREEMENT

This Amendment to the Sublicense Agreement dated June 1, 2002 (the “Agreement”) between BlackRock Institutional Trust Company, N.A. (“BTC”), a national banking association, and iShares Trust (“iShares”), a Delaware statutory trust, is effective as of December 2, 2010.

WHEREAS, pursuant to Section 7 of the Agreement the parties may amend the Agreement from time to time; and

NOW THEREFORE, Exhibit A is hereby deleted in its entirety and amended to read as attached.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the License Agreement to be executed as of the date first set forth above.

BLACKROCK INSTITUTIONAL TRUST COMPANY, N.A.

By:	/s/ Stephen Messinger
Name:	Stephen Messinger
Title:	Managing Director

By:	/s/ Jack Gee
Name:	Jack Gee
Title:	Managing Director

iSHARES TRUST

By:	/s/ Eilleen Clavere
Name:	Eilleen Clavere
Title:	Secretary

Exhibit A

Barclays Capital 1-3 Year U.S. Treasury Index

Barclays Capital 20+ Year U.S. Treasury Index

Barclays Capital 7-10 Year U.S. Treasury Index

Barclays Capital U.S. Aggregate Index

Barclays Capital U.S. Treasury TIPS Index

Barclays Capital Short U.S. Treasury Index

Barclays Capital 3-7 Year U.S. Treasury Index

Barclays Capital 10-20 Year U.S. Treasury Index

Barclays Capital 1-3 Year U.S. Credit Index

Barclays Capital Intermediate U.S. Credit Index

Barclays Capital U.S. Credit Index

Barclays Capital Intermediate U.S. Government/Credit Index

Barclays Capital U.S. Government/Credit Index

Barclays Capital U.S. MBS Index

Barclays Capital U.S. Agency Index

Barclays Capital 0-5 Year TIPS Index